Exhibit 99.1

News Release For more information, please contact: Investors: Debbie Hancock 208-202-7259 investors@lambweston.com Media: Erin Gardiner 208-202-7257 communication@lambweston.com

Lamb Weston Reports Second Quarter Fiscal 2026 Results; Reaffirms Fiscal Year 2026 Outlook
Board of Directors Authorizes 3% Increase in Quarterly Dividend
EAGLE, ID (December 19, 2025) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its results for the second quarter of fiscal 2026 and updated its full year financial targets for fiscal 2026.
Summary of Second Quarter FY 2026 Results
($ in millions, except per share)

	Q2 2026	Year-Over-Year Growth Rates	YTD 2026	Year-Over-Year Growth Rates
Net sales	$1,618.1	1%	$3,277.3	1%
Income from operations	$139.2	652%	$295.7	28%
Net income	$62.1	272%	$126.4	38%
Diluted EPS	$0.44	276%	$0.90	41%

Adjusted Income from Operations(1)	$182.8	(4)%	$389.3	1%
Adjusted Net Income(1)	$96.7	(8)%	$199.7	(8)%
Adjusted Diluted EPS(1)	$0.69	(5)%	$1.43	(5)%
Adjusted EBITDA(1)	$285.7	(3)%	$587.8	(1)%
Capital returned to shareholders	$91.2		$153.3

“Our performance this quarter reflects the positive momentum we are building across the business,” said Mike Smith, Lamb Weston president and CEO. “We delivered robust volume growth and gained share in priority markets and key categories, demonstrating Lamb Weston’s commitment to deliver quality, innovation, and value. Our team is executing at a high level, and we remain on track to achieve our $100 million cost savings program target for fiscal 2026. In addition, the board approved a 3 percent increase to the quarterly dividend, which has increased each year since Lamb Weston went public.”
Q2 2026 Commentary
Q2 Results of Operations
Net sales increased $17.2 million, to $1,618.1 million versus the prior year quarter, and included a favorable foreign currency impact of $24.4 million. Net sales at constant currency(2) was essentially flat, as an 8 percent increase in volume was offset by an 8 percent decline in price/mix. Volume growth was driven by customer wins, share gains and retention, particularly in North America and Asia. The decline in price/mix reflects the ongoing support of customers through price and trade, including the carryover impact of fiscal 2025 pricing, in a competitive global market environment.

Gross profit increased $46.5 million versus the prior year quarter to $324.3 million. Adjusted Gross Profit(1) declined $15.6 million to $327.9 million, primarily due to unfavorable price/mix. Total manufacturing cost per pound was lower, reflecting the benefits from cost savings initiatives and improved operating efficiencies in the North America segment. These initiatives more than offset inflationary pressures in key input categories other than raw product and higher manufacturing costs per pound in the International segment due to less favorable operating conditions and elevated production expenses.
Selling, general and administrative expenses (“SG&A”) declined $13.7 million versus the prior year quarter to $171.0 million. Adjusted SG&A(1) declined $7.8 million versus the prior year quarter to $145.1 million, reflecting the benefits of ongoing cost savings initiatives, partially offset by compensation and benefits accruals.
Net income increased to $62.1 million from a prior year quarter net loss of $36.1 million. Diluted EPS increased to $0.44 versus a prior year quarter diluted loss per share of $0.25. Adjusted Net Income(1) declined $8.2 million over the prior year quarter to $96.7 million, and Adjusted Diluted EPS(1) declined $0.04 from the prior year quarter to $0.69. The decline in Adjusted Net Income(1) and Adjusted Diluted EPS(1) largely reflects the lower Adjusted Gross Profit(1), partially offset by lower Adjusted SG&A(1).
Adjusted EBITDA(1) declined $8.5 million from the prior year quarter to $285.7 million. Lower Adjusted Gross Profit(1) and Adjusted Equity Method Investment Earnings were partially offset by lower Adjusted SG&A(1).
The Company’s effective tax rate(3) in the second quarter of 2026 was 36.7 percent, versus (59.0) percent in the second quarter of fiscal 2025. The results in both periods reflect the impact of items outlined in the Reconciliations of Non-GAAP Financial Measures in the tables accompanying this press release. In addition, the Company recorded $14.4 million of discrete tax expense in the second quarter of fiscal 2025, primarily related to the establishment of a full valuation allowance against certain international deferred tax assets. Excluding these items, the Company’s effective tax rate(3) was 31.8 percent in the second quarter of 2026, versus 24.7 percent in the prior year quarter. Compared to the second quarter of fiscal 2025, the effective tax rate excluding the impact of these items is higher primarily due to having a larger proportion of losses in certain jurisdictions with no expected tax benefits.
Q2 2026 Segment Highlights
North America Summary
Net sales for the North America segment, which includes all sales to customers in the U.S., Canada and Mexico, was essentially flat at $1,069.5 million compared to the prior year quarter. Volume increased 8 percent, driven by recent customer contract wins, share gains and growth across channels. In response, the Company has restarted its curtailed North American production lines. Price/mix declined 8 percent, driven by the ongoing support of customers through price and trade, including the carryover impact from fiscal 2025 pricing, and an unfavorable mix.
North America Segment Adjusted EBITDA increased $18.6 million to $287.8 million compared to the prior year quarter. The increase was driven by higher volumes, lower manufacturing costs per pound, and lower Adjusted SG&A(1), reflecting benefits from cost savings initiatives, including operating efficiencies. These gains were partially offset by continued price and trade support for customers.
International Summary
Net sales for the International segment, which includes all sales to customers outside of North America, increased 4 percent, or $19.8 million, to $548.6 million compared to the prior year quarter, including a favorable foreign currency impact of $22.6 million. Net sales at constant currency(2) declined 1 percent. Volume increased 7 percent, driven by growth in Asia and with multinational chain customers. Price/mix at constant currency(2) declined 8 percent, reflecting ongoing price and trade to support customers in a continued competitive environment as well as an unfavorable mix.
International Segment Adjusted EBITDA declined $21.4 million to $27.2 million compared to the prior year quarter. The decrease was primarily attributable to higher manufacturing costs per pound, including increased fixed factory burden costs resulting from lower utilization of international production facilities and start-up expenses associated with the new production facility in Argentina. These higher manufacturing costs were partially offset by benefits from cost savings initiatives and higher sales volume.

Equity Method Investment Earnings
Equity method investment earnings from unconsolidated joint ventures were $3.2 million and $2.1 million for the second quarter of fiscal 2026 and 2025, respectively. Adjusted Equity Method Investment Earnings(1) was $3.2 million and $11.1 million for the second quarter of fiscal 2026 and 2025, respectively. The decline of $7.9 million in earnings was primarily the result of lower production volume and an unfavorable mix of sales. The results for the current and prior-year quarters reflect earnings associated with the Company’s 50 percent interest in Lamb Weston/RDO Frozen, an unconsolidated potato processing joint venture in Minnesota.
Cash Flows, Capital Expenditures and Liquidity
During the first half of fiscal 2026, net cash provided by operating activities increased $101.1 million to $530.4 million compared to the prior year, primarily driven by $53.7 million of favorable working capital changes, led by lower inventories in North America and a $47.4 million increase in net income, adjusted for non-cash items.
Capital expenditures were $155.7 million during the first half of fiscal 2026, down $330.7 million from the prior year period. The decrease reflects the completion of major growth investments during fiscal 2025 and early fiscal 2026.
As of November 23, 2025, the Company had $82.7 million of cash and cash equivalents, with $1.35 billion of available liquidity under its revolving credit facility.
Capital Returned to Shareholders
In the second quarter of fiscal 2026, the Company returned $51.6 million to shareholders through cash dividends and repurchased $39.6 million of common stock under its share repurchase program, consisting of 617,623 shares at an average price of $64.18 per share. Approximately $308 million remains authorized and available for repurchase under the share repurchase program.
On December 17, 2025, the Board of Directors authorized a 3% increase in the quarterly dividend, or $0.01, to $0.38 per share of Lamb Weston common stock. The dividend is payable on February 27, 2026 to shareholders of record as of the close of business on January 30, 2026.
Fiscal 2026 Outlook
The Company reaffirmed its financial targets for fiscal 2026 as follows:

Fiscal 2026 Guidance
Net Sales	$6.35 billion to $6.55 billion
Adjusted EBITDA	$1.00 billion to $1.20 billion
Cash Used for Capital Expenditures	Approximately $500 million
The Company’s guidance includes its current view of the anticipated impact of enacted tariffs by the U.S. and other countries but does not include potential effects of evolving trade policies, such as future changes in tariffs or other trade policies, including retaliatory measures or countermeasures.
End Notes
(1)Adjusted Gross Profit, Adjusted SG&A, Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted EPS, Adjusted Equity Method Investment Earnings, and Adjusted EBITDA, are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures, including a discussion of guidance provided on a non-GAAP basis, and the associated reconciliations at the end of this press release for more information.

(2)Net sales and price/mix growth at constant currency are non-GAAP financial measures that show results as if foreign currency exchange rates had remained constant between the current and prior year periods. These measures are calculated by translating current year financial data into United States dollars using the prior year average exchange rates, which is the same basis used for the prior year results. See the discussion of non-GAAP financial measures in this press release as well as the associated reconciliations under Segment Information and Reconciliation of Net Sales at Constant Currency in the accompanying tables for more information.
(3)The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.
Webcast and Conference Call Information
Lamb Weston will host a conference call to review its second quarter fiscal 2026 results at 10:00 a.m. ET on December 19, 2025. Participants in the U.S. and Canada may access the conference call by dialing 1-800-330-6710 and participants outside the U.S. and Canada should dial +1 213-279-1505. The conference ID is 1670388. The conference call and accompanying presentation also may be accessed live on the internet. Participants can register for the event at: https://investors.lambweston.com/events-and-presentations.
A rebroadcast of the conference call will be available beginning on Friday, December 19, 2025, after 2:00 p.m. ET at https://investors.lambweston.com/events-and-presentations.
About Lamb Weston
Lamb Weston is a leading supplier of frozen potato products to restaurants and retailers around the world. For 75 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.
Non-GAAP Financial Measures
To supplement the financial information included in this press release, the Company has presented Adjusted Gross Profit, Adjusted SG&A, Adjusted Restructuring Expense, Adjusted Income from Operations, Adjusted Income Tax Expense, Adjusted Net Income, Adjusted Diluted EPS, Adjusted Equity Method Investment Earnings, and Adjusted EBITDA, each of which is considered a non-GAAP financial measure. The Company also presents net sales and price/mix growth at constant currency, which provide information on the percentage change in net sales and price/mix growth, respectively, as if foreign currency exchange rates had remained constant between the prior and current periods. The non-GAAP financial measures presented in this press release should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) that are also presented in this press release. These measures are not substitutes for their comparable GAAP financial measures, such as gross profit, SG&A, income from operations, income tax expense, net income, diluted earnings per share, net sales, and other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures. For example, the non-GAAP financial measures presented in this press release may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way as the Company does.
Management uses these non-GAAP financial measures to assist in analyzing what management views as the Company’s core operating performance for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful supplemental information because they (i) provide meaningful supplemental information regarding financial performance by excluding impacts of foreign currency exchange translation and unrealized derivative activities and other items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate the Company’s core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company’s financial performance. In addition, the Company believes that the presentation of these non-GAAP financial measures, when considered together with the most directly comparable GAAP financial measures and the reconciliations to those GAAP financial measures, provides investors with additional tools to understand the factors and trends affecting the Company’s underlying business than could be obtained absent these disclosures.

The Company has also provided guidance in this press release with respect to certain non-GAAP financial measures, including Adjusted EBITDA. The Company cannot predict certain items that are included in reported GAAP results, including items such as costs and other charges relating to the Company’s previously announced Cost Savings Program and Restructuring Plan or other cost savings initiatives; strategic developments; impacts of unrealized mark-to-market derivative gains and losses; impacts of foreign currency exchange gains and losses; impacts of blue chip swap transactions; other non-recurring items such as shareholder activism expenses; and other items impacting comparability. This list is not inclusive of all potential items, and the Company intends to update the list as appropriate as these items are evaluated on an ongoing basis. In addition, the items that cannot be predicted can be highly variable and could potentially have significant impacts on the Company’s GAAP financial measures. As such, prospective quantification of these items is not feasible without unreasonable efforts, and a reconciliation of forward-looking Adjusted EBITDA to net income has not been provided.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “deliver,” “execute,” “remain,” “achieve,” “increase,” “support,” “mitigate,” “expect,” “target,” “anticipate,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding: the Company’s business and financial outlook and prospects; the Company’s plans and strategies and anticipated benefits therefrom, including with respect to the Company’s cost savings initiatives; anticipated capital expenditures and investments and other costs; anticipated conditions in the Company’s industry; and global economic conditions. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect these forward-looking statements and the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: consumer preferences, including restaurant traffic in North America and the Company’s international markets, and an uncertain general economic environment, including as a result of tariffs and other trade policies, inflationary pressures and recessionary concerns, any of which could adversely impact the Company’s business, financial condition or results of operations, including as a result of impacts on the demand and prices for the Company’s products; the availability and prices of raw materials and other commodities; operational challenges; the Company’s ability to successfully implement its previously announced Cost Savings Program and Restructuring Plan or other cost savings or efficiency initiatives, including achieving the benefits of those activities and possible changes in the size and timing of related charges; difficulties, disruptions or delays in implementing new technology; levels of labor and people-related expenses; the Company’s ability to successfully execute its long-term value creation strategies, including Focus to Win; the Company’s ability to execute on large capital projects, including construction of new production lines or facilities; the competitive environment and related conditions in the markets in which the Company operates; political and economic conditions in the countries in which the Company conducts business and other factors related to its international operations; disruptions in the global economy caused by conflicts such as the war in Ukraine and conflicts in the Middle East and the possible related heightening of the Company’s other known risks; the ultimate outcome of litigation or any product recalls or withdrawals; changes in the Company’s relationships with its growers or significant customers; impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply, other constraints in the availability of key commodities and other necessary services or restrictions imposed by public health authorities or governments; disruption of the Company’s access to export mechanisms; risks associated with integrating acquired businesses; risks associated with other possible acquisitions; the Company’s debt levels; actions of governments and regulatory factors affecting the Company’s businesses; the Company’s ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission (“SEC”). The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Lamb Weston Holdings, Inc.
Consolidated Statements of Earnings
(unaudited, in millions, except per share amounts)

		Thirteen Weeks Ended		Twenty-Six Weeks Ended
		November 23, 2025	November 24, 2024	November 23, 2025	November 24, 2024
Net sales	(4)	$1,618.1	$1,600.9	$3,277.3	$3,255.0
Cost of sales	(1)(2)(4)	1,293.8	1,323.1	2,610.6	2,621.2
Gross profit		324.3	277.8	666.7	633.8
Selling, general and administrative expenses	(3)	171.0	184.7	324.6	328.6
Restructuring expense	(1)	14.1	74.6	46.4	74.6
Income from operations		139.2	18.5	295.7	230.6
Interest expense, net		44.3	43.3	88.0	88.5
Income (loss) before income taxes and equity method earnings		94.9	(24.8)	207.7	142.1
Income tax expense		36.0	13.4	83.9	64.2
Equity method investment earnings	(1)	3.2	2.1	2.6	13.4
Net income (loss)	(1)	$62.1	$(36.1)	$126.4	$91.3
Earnings per share:
Basic		$0.45	$(0.25)	$0.91	$0.64
Diluted		$0.44	$(0.25)	$0.90	$0.64
Dividends declared per common share		$0.37	$0.36	$0.74	$0.72
Weighted average common shares outstanding:
Basic		139.4	142.8	139.4	143.2
Diluted		139.6	143.2	139.7	143.7
_______________________________________________
(1)Net income (loss) for the periods presented reflects the items listed below. Refer to Footnote 4, Restructuring, in the Condensed Notes to Consolidated Financial Statements (Unaudited) within the Company’s Form 10-Q filed on December 19, 2025 for more information related to the Cost Savings Program and Restructuring Plan.
a.Charges associated with the Cost Savings Program for the thirteen weeks ended November 23, 2025 include total pre-tax cash charges of $14.1 million ($10.8 million after-tax, or $0.08 per share). Net income for the twenty-six weeks ended November 23, 2025 reflects total pre-tax cash charges of $46.0 million ($35.0 million after-tax , or $0.26 per share) related to the Cost Savings Program and Restructuring Plan. Substantially all of the costs for the thirteen and twenty-six weeks ended November 23, 2025, are included in Restructuring expense;
b.Charges associated with the Restructuring Plan for the thirteen and twenty-six weeks ended November 24, 2024 include total pre-tax charges of $159.1 million ($123.6 million after-tax, or $0.86 per share), of which $114.5 million was cash and $44.6 million was non-cash. Included in these amounts are the following items:
i.Cost of sales includes a $75.5 million ($57.4 million after-tax, or $0.40 per share) charge for contracted raw potatoes that were not used due to production line curtailments, as well as other inventory write-offs for both the thirteen and twenty-six weeks ended November 24, 2024;
ii.Restructuring expense includes a $74.6 million ($59.3 million after-tax, or $0.41 per share) charge related to accelerating depreciation of a manufacturing facility closed in connection with the Restructuring Plan and other asset retirements, and employee severance and benefits-related headcount reductions in connection with the Restructuring Plan for both the thirteen and twenty-six weeks ended November 24, 2024; and
iii.Equity method investment earnings for the thirteen and twenty-six weeks ended November 24, 2024 includes pre-tax charges of $9.0 million ($6.9 million after-tax, or $0.05 per share) related to the Restructuring Plan.
(2)Cost of sales includes unrealized losses related to mark-to-market adjustments associated with commodity hedging contracts of $3.6 million ($2.8 million after-tax, or $0.02 per share) and unrealized gains of $9.8 million ($7.3 million after-tax, $0.05 per share), for the thirteen weeks ended November 23, 2025 and November 24, 2024, respectively. Unrealized losses related to mark-to-market adjustments associated with commodity hedging contracts of $0.5 million ($0.4 million after-tax, or zero per share) and unrealized gains of $12.7 million ($9.4 million after-tax, $0.06 per share), for the twenty-six weeks ended November 23, 2025 and November 24, 2024, respectively.
(3)Selling, general and administrative expenses (SG&A) include the following items:
a.Stock-based compensation of $9.5 million ($7.9 million after-tax, or $0.05 per share) and $12.3 million ($10.4 million after-tax, or $0.07 per share) for the thirteen weeks ended November 23, 2025 and November 24, 2024, respectively; and stock-based compensation of $20.1 million ($16.9 million after-tax, or $0.12 per share) and $21.8 million ($18.4 million after-tax, or $0.11 per share) for the twenty-six weeks ended November 23, 2025 and November 24, 2024, respectively;
b.Unrealized losses related to mark-to-market adjustments associated with currency hedging contracts of $8.5 million ($6.3 million after-tax, or $0.05 per share) and $12.8 million ($9.5 million after-tax, or $0.07 per share) for the thirteen weeks ended November 23, 2025 and November 24, 2024, respectively; and unrealized losses related to mark-to-market adjustments associated with currency hedging contracts of $6.7 million ($4.9 million after-tax, or $0.04 per share) and $6.8 million ($5.1 million after-tax, or $0.04 per share) for the twenty-six weeks ended November 23, 2025 and November 24, 2024, respectively;
c.Foreign currency exchange losses of $6.8 million ($5.9 million after-tax, or $0.04 per share) and $9.6 million ($7.2 million after-tax, or $0.05 per share) for the thirteen weeks ended November 23, 2025 and November 24, 2024, respectively; and foreign currency exchange losses of $2.1 million ($2.0 million after-tax, or $0.01 per share) and $10.2 million ($7.6 million after-tax, or $0.05 per share) for the twenty-six weeks ended November 23, 2025 and November 24, 2024, respectively;
d.Advisory fees related to shareholder activism matters of $4.0 million ($3.1 million after-tax, or $0.02 per share) for the twenty-six weeks ended November 23, 2025; and $0.4 million ($0.3 million after-tax, or zero per share) for the thirteen and twenty-six weeks ended November 24, 2024;
e.Pension settlement charges of $1.1 million ($0.9 million after-tax, or $0.01 per share) and $14.2 million ($11.0 million after-tax, or $0.08 per share) for the thirteen and twenty-six weeks ended November 23, 2025 to fully fund the Company’s defined benefit pension plan, enabling lump sum payments to participants and transferring the remaining obligations and related plan assets to an insurer through a group annuity contract, and transferring remaining, unelected, assets to the Pension Benefit Guaranty Corporation; and
f.Blue chip swap transaction gains of $3.3 million ($2.7 million after-tax, or $0.02 per share) and $19.9 million ($19.3 million after-tax, or $0.13 per share) for the thirteen and twenty-six weeks ended November 24, 2024.
(4)The twenty-six weeks ended November 24, 2024 includes an approximately $39 million charge ($30 million after-tax, or $0.21 per share) related to a voluntary product withdrawal. This charge includes an approximately $15 million impact ($11 million after-tax, or $0.08 per share) in net sales and an approximately $24 million charge ($18 million, or $0.13 per share) in cost of sales. The total charge was allocated to the reporting segments as follows: $21 million to North America and $18 million to International.

Lamb Weston Holdings, Inc.
Consolidated Balance Sheets
(unaudited, in millions, except share data)

	November 23, 2025	May 25, 2025
ASSETS
Current assets:
Cash and cash equivalents	$82.7	$70.7
Receivables, net of allowances of $1.0 and $0.9	742.2	781.6
Inventories	1,117.8	1,035.4
Prepaid expenses and other current assets	68.3	145.0
Total current assets	2,011.0	2,032.7
Property, plant and equipment, net	3,652.9	3,687.9
Operating lease assets	118.2	113.2
Goodwill	1,099.5	1,090.2
Intangible assets, net	110.9	114.0
Other assets	338.5	354.6
Total assets	$7,331.0	$7,392.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$187.0	$370.8
Current portion of long-term debt and financing obligations	82.7	77.8
Accounts payable	709.2	616.4
Accrued liabilities	424.2	411.0
Total current liabilities	1,403.1	1,476.0
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion	3,648.9	3,682.8
Deferred income taxes	273.3	253.5
Other noncurrent liabilities	251.3	242.6
Total long-term liabilities	4,173.5	4,178.9
Commitments and contingencies
Stockholders’ equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 152,006,164 and 151,390,267 shares issued	152.0	151.4
Treasury stock, at cost, 13,126,699 and 12,152,507 common shares	(897.4)	(838.0)
Additional distributed capital	(453.7)	(479.1)
Retained earnings	2,871.9	2,848.9
Accumulated other comprehensive income	81.6	54.5
Total stockholders’ equity	1,754.4	1,737.7
Total liabilities and stockholders’ equity	$7,331.0	$7,392.6

Lamb Weston Holdings, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Twenty-Six Weeks Ended
	November 23, 2025	November 24, 2024
Cash flows from operating activities
Net income	$126.4	$91.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	191.5	211.0
Stock-settled, stock-based compensation expense	20.1	21.9
Equity method investment (earnings) loss, net of distributions	(2.8)	11.5
Deferred income taxes	19.0	1.4
Pension expense, net of contributions	14.2	1.2
Blue chip swap transaction gains	—	(19.9)
Other	11.8	14.4
Changes in operating assets and liabilities:
Receivables	43.8	39.0
Inventories	(79.5)	(198.2)
Income taxes payable/receivable, net	(6.5)	(25.1)
Prepaid expenses and other current assets	67.5	75.2
Accounts payable	117.3	216.8
Accrued liabilities	7.6	(11.2)
Net cash provided by operating activities	$530.4	$429.3
Cash flows from investing activities
Additions to property, plant and equipment	(155.0)	(474.6)
Additions to other long-term assets	(0.7)	(31.7)
Proceeds from sale of property, plant and equipment	14.7	1.5
Proceeds from blue chip swap transactions, net of purchases	—	19.9
Other	3.7	—
Net cash used for investing activities	$(137.3)	$(484.9)
Cash flows from financing activities
Proceeds from short-term borrowings	374.8	811.6
Repayments of short-term borrowings	(562.4)	(813.8)
Proceeds from issuance of debt	—	520.2
Repayments of debt and financing obligations	(35.7)	(245.4)
Dividends paid	(103.3)	(103.3)
Repurchase of common stock and common stock withheld to cover taxes	(59.1)	(92.8)
Other	3.9	(13.2)
Net cash (used for) provided by financing activities	$(381.8)	$63.3
Effect of exchange rate changes on cash and cash equivalents	0.7	(0.1)
Net increase in cash and cash equivalents	12.0	7.6
Cash and cash equivalents, beginning of period	70.7	71.4
Cash and cash equivalents, end of period	$82.7	$79.0

Lamb Weston Holdings, Inc.
Segment Information and Reconciliation of Net Sales at Constant Currency
(unaudited, in millions, except percentages)

	Thirteen Weeks Ended
				% Growth at Constant Currency (2)
	November 23, 2025	November 24, 2024	% Increase (Decrease)	% Increase (Decrease)	Price/Mix	Volume
Segment net sales
North America	$1,069.5	$1,072.1	—%	—%	(8%)	8%
International	548.6	528.8	4%	(1%)	(8%)	7%
	$1,618.1	$1,600.9	1%	—%	(8%)	8%

Segment Adjusted EBITDA (1)
North America	$287.8	$269.2	7%
International	27.2	48.6	(44%)

	Twenty-Six Weeks Ended
				% Growth at Constant Currency (2)
	November 23, 2025	November 24, 2024	% Increase (Decrease)	% Increase (Decrease)	Price/Mix	Volume
Segment net sales
North America	$2,154.0	$2,175.8	(1%)	(1%)	(8%)	7%
International	1,123.3	1,079.2	4%	—%	(7%)	7%
	$3,277.3	$3,255.0	1%	(1%)	(8%)	7%

Segment Adjusted EBITDA (1)
North America	$547.8	$547.2	—%
International	84.4	100.0	(16%)
_____________________________________________
(1)Segment Adjusted EBITDA includes equity method investment earnings and losses and excludes unallocated corporate costs including unrealized mark-to-market derivative gains and losses, foreign currency exchange gains and losses, gains on blue chip swap transactions, stock-based compensation, items impacting comparability, and the items discussed in footnotes (1) - (3) to the Consolidated Statements of Earnings.
See footnote (4) to the Consolidated Statements of Earnings for information regarding the impact of the voluntary product withdrawal.

(2)Net sales and price/mix at constant currency are non-GAAP financial measures that show results as if foreign currency exchange rates had remained constant between the current and prior year periods. These measures are calculated by translating current year financial data into United States dollars using the prior year average exchange rates, which is the same basis used for the prior year results. A reconciliation of net sales is provided below.
Foreign currency translation had a minimal impact on overall Segment Adjusted EBITDA for the periods presented, as the Company mitigates exposure by purchasing goods and services in local currency where practical.

Thirteen Weeks Ended November 23, 2025	Net Sales	Currency	Net Sales at Constant Currency
North America	$1,069.5	$(1.8)	$1,067.7
International	548.6	(22.6)	526.0
	$1,618.1	$(24.4)	$1,593.7
Twenty-Six Weeks Ended November 23, 2025
North America	$2,154.0	$(0.9)	$2,153.1
International	1,123.3	(47.1)	1,076.2
	$3,277.3	$(48.0)	$3,229.3

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions, except per share amounts)

Thirteen Weeks Ended November 23, 2025		Gross Profit	SG&A	Restructuring Expense	Income From Operations	Interest Expense	Income Tax Expense (Benefit) (1)	Equity Method Investment Earnings	Net Income (loss)	Diluted EPS
As reported		$324.3	$171.0	$14.1	$139.2	$44.3	$36.0	$3.2	$62.1	$0.44
Unrealized derivative losses	(2)	3.6	(8.5)	—	12.1	—	3.0	—	9.1	0.07
Foreign currency exchange losses	(2)	—	(6.8)	—	6.8	—	0.9	—	5.9	0.04
Stock-based compensation	(4)	—	(9.5)	—	9.5	—	1.6	—	7.9	0.05
Items impacting comparability:	(2)
Cost Savings Program, Restructuring Plan, and other expenses		—	—	(14.1)	14.1	—	3.3	—	10.8	0.08
Pension settlement		—	(1.1)	—	1.1	—	0.2	—	0.9	0.01
Total adjustments		3.6	(25.9)	(14.1)	43.6	—	9.0	—	34.6	0.25
Adjusted	(3)	$327.9	$145.1	$—	$182.8	$44.3	$45.0	$3.2	$96.7	$0.69

Thirteen Weeks Ended November 24, 2024
As reported		$277.8	$184.7	$74.6	$18.5	$43.3	$13.4	$2.1	$(36.1)	$(0.25)
Unrealized derivative gains and losses	(2)	(9.8)	(12.8)	—	3.0	—	0.8	—	2.2	0.02
Foreign currency exchange losses	(2)	—	(9.6)	—	9.6	—	2.4	—	7.2	0.05
Blue chip swap transaction gains	(2)	—	3.3	—	(3.3)	—	(0.6)	—	(2.7)	(0.02)
Stock-based compensation	(4)	—	(12.3)	—	12.3	—	1.9	—	10.4	0.07
Item impacting comparability:	(2)
Restructuring Plan and other expenses		75.5	—	(74.6)	150.1	—	35.5	9.0	123.6	0.86
Shareholder activism expense		—	(0.4)	—	0.4	—	0.1	—	0.3	—
Total adjustments		65.7	(31.8)	(74.6)	172.1	—	40.1	9.0	141.0	0.98
Adjusted	(3)	$343.5	$152.9	$—	$190.6	$43.3	$53.5	$11.1	$104.9	$0.73

Twenty-Six Weeks Ended November 23, 2025		Gross Profit	SG&A	Restructuring Expense	Income From Operations	Interest Expense	Income Tax Expense (Benefit) (1)	Equity Method Investment Earnings	Net Income	Diluted EPS
As reported		$666.7	$324.6	$46.4	$295.7	$88.0	$83.9	$2.6	$126.4	$0.90
Unrealized derivative losses	(2)	0.5	(6.7)	—	7.2	—	1.9	—	5.3	0.04
Foreign currency exchange losses	(2)	—	(2.1)	—	2.1	—	0.1	—	2.0	0.01
Stock-based compensation	(4)	—	(20.1)	—	20.1	—	3.2	—	16.9	0.12
Items impacting comparability:	(2)
Cost Savings Program, Restructuring Plan, and other expenses		(0.4)	—	(46.4)	46.0	—	11.0	—	35.0	0.26
Shareholder activism expense		—	(4.0)	—	4.0	—	0.9	—	3.1	0.02
Pension settlement		—	(14.2)	—	14.2	—	3.2	—	11.0	0.08
Total adjustments		0.1	(47.1)	(46.4)	93.6	—	20.3	—	73.3	0.53
Adjusted	(3)	$666.8	$277.5	$—	$389.3	$88.0	$104.2	$2.6	$199.7	$1.43

Twenty-Six Weeks Ended November 24, 2024
As reported		$633.8	$328.6	$74.6	$230.6	$88.5	$64.2	$13.4	$91.3	$0.64
Unrealized derivative gains and losses	(2)	(12.7)	(6.8)	—	(5.9)	—	(1.6)	—	(4.3)	(0.02)
Foreign currency exchange losses	(2)	—	(10.2)	—	10.2	—	2.6	—	7.6	0.05
Blue chip swap transaction gains	(2)	—	19.9	—	(19.9)	—	(0.6)	—	(19.3)	(0.13)
Stock-based compensation	(4)	—	(21.8)	—	21.8	—	3.4	—	18.4	0.11
Items impacting comparability:	(2)
Restructuring Plan and other expenses		75.5	—	(74.6)	150.1	—	35.5	9.0	123.6	0.86
Shareholder activism expense		—	(0.4)	—	0.4	—	0.1	—	0.3	—
Total adjustments		62.8	(19.3)	(74.6)	156.7	—	39.4	9.0	126.3	0.87
Adjusted	(3)	$696.6	$309.3	$—	$387.3	$88.5	$103.6	$22.4	$217.6	$1.51
______________________________________________
(1)Items are tax effected at the marginal rate based on the applicable tax jurisdiction.
(2)See footnotes (1) - (3) to the Consolidated Statements of Earnings for a discussion of the adjustment items.
(3)See “Non-GAAP Financial Measures” in this press release for additional information.
(4)Beginning with the first quarter of fiscal 2026, net non-cash expenses arising from stock-based compensation awards are excluded from Adjusted SG&A for the current and prior year periods. See footnote (3) to the Consolidated Statements of Earnings for discussion of this adjustment.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions)
To supplement the financial information included in this press release, the Company is presenting Adjusted EBITDA, which the Company defines as earnings, less interest expense, income tax expense, depreciation and amortization, unrealized mark-to-market derivative gains and losses, foreign currency exchange gains and losses, gains on blue chip swap transactions, stock-based compensation, and other items impacting comparability identified in the table below. Adjusted EBITDA is a non-GAAP financial measure. The following table reconciles net income to Adjusted EBITDA for the identified periods.

		Thirteen Weeks Ended		Twenty-Six Weeks Ended
		November 23, 2025	November 24, 2024	November 23, 2025	November 24, 2024
Net income (loss)	(1)	$62.1	$(36.1)	$126.4	$91.3
Interest expense, net		44.3	43.3	88.0	88.5
Income tax expense		36.0	13.4	83.9	64.2
Income from operations including equity method investment earnings	(2)	142.4	20.6	298.3	244.0
Depreciation and amortization	(3)	99.7	92.5	195.9	183.9
Unrealized derivative (gains) losses	(1)	12.1	3.0	7.2	(5.9)
Foreign currency exchange losses	(1)	6.8	9.6	2.1	10.2
Blue chip swap transaction gains	(1)	—	(3.3)	—	(19.9)
Stock-based compensation	(1)	9.5	12.3	20.1	21.8
Items impacting comparability:	(1)
Cost Savings Program, Restructuring Plan, and other expenses		14.1	159.1	46.0	159.1
Shareholder activism expense		—	0.4	4.0	0.4
Pension settlement		1.1	—	14.2	—
Adjusted EBITDA	(4)	$285.7	$294.2	$587.8	$593.6

Segment Adjusted EBITDA
North America		$287.8	$269.2	$547.8	$547.2
International		27.2	48.6	84.4	100.0
Unallocated corporate costs	(5)	(29.3)	(23.6)	(44.4)	(53.6)
Adjusted EBITDA		$285.7	$294.2	$587.8	$593.6
_______________________________________________
(1)See footnotes (1) - (4) to the Consolidated Statements of Earnings for more information.
(2)Lamb Weston holds a 50 percent equity interest in a U.S. potato processing joint venture, Lamb-Weston/RDO Frozen (“Lamb Weston RDO”). Lamb Weston accounts for its investment in Lamb Weston RDO under the equity method of accounting. See Note 6, Other Assets, of the Notes to Consolidated Financial Statements in the Company’s Form 10-K for the fiscal year ended May 25, 2025, filed with the SEC on July 23, 2025, for more information about this joint venture.
(3)Depreciation and amortization includes interest expense, income tax expense, and depreciation and amortization relating to equity method investments of $2.2 million and $2.0 million for the thirteen weeks ended November 23, 2025 and November 24, 2024, respectively, and $4.4 million and $4.1 million for the twenty-six weeks ended November 23, 2025 and November 24, 2024, respectively.
(4)See “Non-GAAP Financial Measures” in this press release for additional information.
(5)Results for the Company’s two operating segments reflect corporate support staff and services that are directly allocable to those segments. Unallocated corporate costs include costs related to corporate support staff and other support services, which include, but are not limited to, costs associated with the Company’s administrative, information technology, human resources, finance, and accounting functions that are not specifically allocated to the segments. In the table above, unallocated corporate costs exclude unrealized derivative gains and losses, foreign currency exchange gains and losses, blue chip swap transaction gains, stock-based compensation, and other items impacting comparability. These items are added to net income as part of the reconciliation of net income to Adjusted EBITDA.